Amy E. Best
SVP & Chief HR Officer
10 S. Dearborn Street
Chicago, IL 60603
Tel. (312) 394-7554

June 4, 2020

William A. Von Hoene, Jr.
6901 S Constance Ave
Chicago, IL 60649

Re:    Letter of Understanding

Dear Bill:

This letter will confirm our mutual understanding regarding your employment with Exelon Corporation (the “Company”).

1.You have agreed to remain with the Company in your current position until your retirement on December 31, 2022 (“Retirement Date”).

2.Your current annualized base salary rate and target annual incentive and long-term performance share opportunities will remain in effect, you and your eligible dependents will remain eligible to participate in the Company’s applicable employee benefit plans, your outstanding long-term incentive awards will continue to in accordance with their terms, and you will remain subject to the Company’s code of business conduct and other employment policies.

3.In the event your employment ends prior to your Retirement Date for any reason other than your resignation or termination by the Company for “cause”, you (or your estate) will be eligible to receive non-change in control separation benefits pursuant to the Exelon Corporation Senior Management Severance Plan. You will not be eligible for separation benefits if your employment ends on or after your Retirement Date.

4.This letter supersedes all prior agreements and understandings concerning your employment, including your Change in Control Employment Agreement dated October 26, 2016 other than the provisions of Article VIII (“Restrictive Covenants”) thereof.

June 4, 2020

Please acknowledge your acceptance of the above terms and conditions by signing this letter in the space provided below and promptly returning it to me.

We greatly appreciate your ongoing contributions to Exelon.

Very truly yours,

/s/Amy E. Best
Amy E. Best
Senior Vice President &
Chief Human Resources Officer

Agreed and Accepted:

/s/ William A. Von Hoene, Jr.

cc:    Chris Crane